Exhibit 97.1

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

1.
Purpose. The purpose of this Policy is to describe circumstances in which the Company will recover Erroneously Awarded Compensation and the process for such recovery. This Policy is intended to comply with (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, and implemented by Rule 10D-1 thereunder adopted by the Commission and (b) Rule 5608 of the Nasdaq Stock Market LLC Rules.

2.
Administration. This Policy shall be administered by the Compensation Committee. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.
3.
Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
a.
“Audit Committee” means the Audit Committee of the Board.
b.
“Board” means the Board of Directors of the Company.
c.
“Commission” means the United States Securities and Exchange Commission.
d.
“Company” means DZS Inc., a Delaware corporation.
e.
“Compensation Committee” means the Compensation Committee of the Board.
f.
“Compensation Eligible for Recovery” means Incentive-based Compensation received by an individual:
i.
after beginning service as an Executive Officer,
ii.
who served as an Executive Officer at any time during the performance period for the applicable Incentive-based Compensation (regardless of whether such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company),
iii.
while the Company had a class of securities listed on a national securities exchange or a national securities association,
iv.
during the applicable Recovery Period, and
v.
on or after the Effective Date.
g.
“Effective Date” means November 28, 2023.
h.
“Erroneously Awarded Compensation” means the Compensation Eligible for Recovery less the amount of such compensation as it would have been determined based on the restated amounts, computed without regard to any taxes paid.
i.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
j.
“Executive Officer” means the Company’s principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration or finance) and any other officer who performs a significant policy-making function, and any other person who performs similar policy-making functions for the Company. For

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purposes of this policy, Executive Officers would include, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b).
k.
“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Commission.
l.
“Incentive-based Compensation” means any compensation, including, for the avoidance of doubt, any cash bonus, cash award, option, equity award, or other non-equity incentive award, in each case, that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
m.
“NASDAQ” means the Nasdaq Stock Market LLC.
n.
“Policy” means this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended or amended and restated from time to time.
o.
“Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
p.
“Restatement” means an accounting restatement:
i.
due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or
ii.
that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
q.
“Restatement Date” means the earlier of:
i.
the date the Audit Committee concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or
ii.
the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.
4.
Recovery of Erroneously Awarded Compensation.

a.
The Principal Financial Officer and Chief Accounting Officer or Corporate Controller of the Company shall promptly report to the Audit Committee any instance in which the Company is required to prepare a Restatement.

b.
Upon learning of a required Restatement, the Audit Committee shall determine the Restatement Date and shall promptly report to the Compensation Committee such determination.

c.
The Principal Financial Officer and Chief Accounting Officer or Corporate Controller (or another appropriate officer or third party designated by the Compensation Committee) shall promptly (but in any event within 90 days following the Restatement) calculate the Erroneously Awarded Compensation for each affected individual, which calculation shall be subject to

Compensation Committee approval. For purposes of calculating Erroneously Awarded Compensation:

i.
Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period.

ii.
Incentive-based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was received. The Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to NASDAQ.

d.
Promptly following the Compensation Committee’s approval of the Erroneously Awarded Compensation calculated by the Principal Financial Officer and Chief Accounting Officer or Corporate Controller (or another appropriate officer or third party designated by the Compensation Committee), the Company shall notify in writing each individual who received Erroneously Awarded Compensation of the amount of Erroneously Awarded Compensation received by such individual and shall demand payment or return, as applicable, of such Erroneously Award Compensation.

e.
The Company shall demand recovery and recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that the Compensation Committee determines that (I) recovery of the Erroneously Awarded Compensation would be duplicative of compensation recovered by the Company from the individual pursuant to Section 304 of the Sarbanes-Oxley Act or pursuant to other recovery obligations (in which case, the amount of Erroneously Awarded Compensation shall be appropriately reduced to avoid such duplication), or (II) recovery would be impracticable, and one of the following conditions applies:

i.
the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NASDAQ;

ii.
recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to NASDAQ, that recovery would result in such a violation, and must provide such opinion to NASDAQ; or

iii.
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

f.
Except as provided in Section 4(e), in no event may the Company accept repayment from the affected individual of less than the full amount of the Erroneously Awarded Compensation received by such individual.

g.
The Compensation Committee shall determine, in its sole discretion, the method of recovering any Erroneously Awarded Compensation pursuant to this Policy, taking into account all facts and circumstances (including the time value of money and the cost to shareholders of delayed recovery), so long as such method complies with the terms of Rule 5608 of the Nasdaq Stock Market LLC Rules. If the Compensation Committee determines that an appropriate method of recovery is one other than the prompt repayment by the affected individual in cash or property, the Company may offer to enter into a repayment agreement with the affected individual (in a form and with terms reasonably acceptable to the Compensation Committee).

h.
If the affected individual fails to repay to the Company when due the full amount of the Erroneously Awarded Compensation received by such affected individual, the Company shall take all actions reasonable and appropriate to recover the full amount of the Erroneously Awarded Compensation from the affected individual.

5.
Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the securities laws, including the disclosure required by the applicable Commission filings.

6.
No Indemnification. The Company shall not indemnify any current or former Executive Officer against the loss of Erroneously Awarded Compensation, and shall not pay, or reimburse any current or former Executive Officers for premiums for any insurance policy to fund such Executive Officer’s potential recovery obligations.

7.
Effective Date. This Policy shall be effective as of the Effective Date.

8.
Amendment and Interpretation. The Compensation Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary or advisable to reflect the regulations adopted by the Commission and to comply with any rules or standards adopted by NASDAQ. The Compensation Committee may at any time in its sole discretion, supplement, amend or terminate any provision of this Policy in any respect as the Compensation Committee determines to be necessary or appropriate. The Compensation Committee shall interpret and construe this Policy and make all determinations necessary or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1 thereunder and Rule 5608 of the Nasdaq Stock Market LLC Rules and any other applicable rules adopted by the Commission.

9.
Other Recoupment Rights. The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require the party thereto to agree to abide by the terms of this Policy or implement arrangements designed to facilitate the administration hereof. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

10.
Successors. This Policy shall be binding and enforceable against all current and former Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.